UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
January 25, 2006
Date of Report (Date of earliest event reported)
QUALCOMM Incorporated
(Exact name of registrant as specified in its charter)
Delaware
(State or other jurisdiction of incorporation)

000-19528	95-3685934

(Commission File Number)	(IRS Employer Identification No.)

5775 Morehouse Drive, San Diego, CA	92121

(address of principal executive offices)	(Zip Code)
858-587-1121
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02. Results of Operations and Financial Condition
     On January 25, 2006, QUALCOMM Incorporated (the “Company”) issued a press release regarding the Company’s financial results for its first quarter ended December 25, 2005. The full text of the Company’s press release is attached hereto as Exhibit 99.1.
     The attached press release presents pro forma financial information that excludes the QUALCOMM Strategic Initiatives (QSI) segment, estimated share-based compensation, tax benefits related to prior years, and acquired in-process R&D expense. Pro forma financial measures used by the Company’s management include pro forma revenues, pro forma cost of equipment and services revenues, pro forma R&D expenses, pro forma SG&A expenses, pro forma total operating expenses, pro forma operating income (loss), pro forma net investment income, pro forma income before income taxes, pro forma income tax expense, pro forma effective tax rate, pro forma diluted earnings per share, pro forma operating cash flow, and pro forma free cash flow. Pro forma information is used by management to evaluate, assess and benchmark the Company’s operating results, and the Company believes that pro forma reporting represents relevant and useful information that is widely used by analysts, investors, and other interested parties in its industry.
     The Company uses pro forma financial information excluding QSI and share-based compensation to evaluate, assess and benchmark the Company’s operating results because the effects of fluctuations in the value of investments and share-based compensation are viewed by management as unrelated to the Company’s operational performance, and share-based compensation is not an expense that requires or will require cash payment by the Company. QSI results relate to strategic investments for which the Company has exit strategies of varying durations. The Company believes that financial data excluding the QSI segment and the estimate of share-based compensation provides investors with meaningful information about the Company’s ongoing core operating businesses, including QUALCOMM CDMA Technologies, QUALCOMM Technology Licensing and QUALCOMM Wireless & Internet. This presentation is also useful to investors in evaluating performance on a basis that is consistent and comparable with periods prior to the adoption of FAS 123R in the first quarter of fiscal 2006.
     The attached press release presents pro forma results excluding certain tax benefits related to prior years to provide management, as well as investors, a clearer understanding of the Company’s ongoing tax rate and after tax earnings. The Company believes that this non-GAAP presentation is useful in evaluating its performance on a consistent and comparable basis.
     The Company presents pro forma financial information for fiscal 2006 excluding acquired in-process R&D expense to evaluate, assess and benchmark the Company’s operating performance because acquired in-process R&D expense is viewed by management as unrelated to the operating activities of the Company’s ongoing core businesses. Management believes that this presentation is useful to evaluate performance on a consistent and comparable basis.
     The attached press release presents pro forma cash flow information including marketable securities. The Company’s management uses this non-GAAP presentation to analyze increases and decreases in certain of its liquid assets, comprised of cash, cash equivalents and marketable securities. Management views certain marketable securities as liquid assets available to fund operations, which result from cash management strategies designed to increase yields. However, these marketable securities do not meet the definition of cash equivalents in accordance with Statement of Financial Accounting Standards No. 95, “Statement of Cash Flows.” Since the GAAP statements of cash flows reconcile the Company’s beginning and ending cash and cash equivalents balances, the purchases and sales of marketable securities are presented as inflows and outflows. For purposes of internal analysis of the Company’s cash position, management does not view these transactions as inflows and outflows from the business, but as cash management transactions. If required, most of such investments could be settled relatively quickly as additional cash resources are needed. The Company believes that this non-GAAP presentation is a helpful measure of the Company’s liquidity.

     The Company presents free cash flow, defined as net cash provided by operating activities less capital expenditures, for the first quarter of fiscal 2006 and 2005, to facilitate an understanding of the amount of cash flow generated that is available to grow its business and to create long-term shareholder value. The Company believes that this presentation is useful in evaluating its operating performance and financial strength. In addition, management and investors use this measure to value the Company and to compare its operating performance with other companies in the industry.
     The non-GAAP pro forma financial information presented herein should be considered in addition to, not as a substitute for, or superior to, financial measures calculated in accordance with Generally Accepted Accounting Principals (GAAP). In addition, pro forma is not a term defined by GAAP, and, as a result, the Company’s measure of pro forma results might be different than similarly titled measures used by other companies. Reconciliations between total QUALCOMM (GAAP) results and QUALCOMM pro forma results and total QUALCOMM (GAAP) cash flow and QUALCOMM pro forma changes in cash, cash equivalents and marketable securities are presented in the press release.
Item 9.01. Exhibits.

Exhibit
No.	Description

99.1	January 25, 2006 Press Release by QUALCOMM Incorporated

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

QUALCOMM Incorporated
Date: January 25, 2006	By:	/s/ William E. Keitel
William E. Keitel
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	January 25, 2006 Press Release by QUALCOMM Incorporated